Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post–Effective Amendment No. 180 to the Registration Statement on Form N–1A of Fidelity Devonshire Trust: Fidelity Equity-Income Fund, Fidelity Mid Cap Value Fund, and Fidelity Stock Selector Large Cap Value Fund of our reports dated March 16, 2022; Fidelity Series Stock Selector Large Cap Value Fund of our report dated March 17, 2022, relating to the financial statements and financial highlights, which appear in the above referenced funds’ Annual Reports to Shareholders on Form N-CSR for the year ended January 31, 2022.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 24, 2022